UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant     ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DIGITAL ANGEL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 9, 2011, Digital Angel Corporation commenced mailing the following letter to certain stockholders. The information in this filing shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

June 9, 2011

Dear Fellow Digital Angel Stockholder:

We have previously sent to you proxy material for the special meeting of stockholders of Digital Angel Corporation, to be held on July 14, 2011, at which you are being asked to vote upon a proposal to approve the sale of Digital Angel’s wholly-owned subsidiary, Destron Fearing Corporation.

We urge you to vote for the Destron Fearing Transaction today. If the sale is not approved by stockholders, the failure to complete this transaction may substantially limit our ability to operate.   Given our recent experience we know financing will be difficult, and if we were unable to obtain additional capital and liquidity it is highly likely Digital Angel would find it necessary to file for bankruptcy.  If this were to happen, there is a substantial risk that you will not receive any value for your Digital Angel shares.

The board of directors believes the Destron Fearing Transaction is in the best interest of Digital Angel’s stockholders and unanimously recommends that shareholders vote FOR all items on the agenda.  Because approval of the Transaction requires the affirmative vote of the holders of a majority of the outstanding shares of common stock, your vote is important, no matter how many or how few shares you own. The failure to vote will have the same effect as a vote against the sale.

To ensure that your shares are represented at the special meeting, please vote TODAY by telephone, via the Internet, or by signing and returning the enclosed proxy card in the envelope provided.

Very truly yours,
The Board of Directors

REMEMBER:
You can vote your shares by telephone, Internet or mail.
Please follow the easy instructions on the enclosed proxy card.
If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,
INNISFREE M&A INCORPORATED
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